 Ex. 99.28(d)(46)(xiii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Wellington Management Company LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the appointment of Sub-Adviser to provide sub-investment advisory services to the following existing funds of the Trust and their corresponding fee schedules, effective April 26, 2021:

-	JNL/Invesco Global Real Estate Fund (which is being renamed the JNL/WMC Global Real Estate Fund); and

-	JNL/Vanguard Equity Income Fund (which is being renamed the JNL/WMC Equity Income Fund).

Whereas, the Parties have agreed to amend the Agreement to add the JNL/WMC Global Real Estate Fund and JNL/WMC Equity Income Fund and their corresponding fees, effective April 26, 2021.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 26, 2021:

Section 17. “Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section “17. Notice.” shall be deleted and replaced, in its entirety, with the following:

17.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

a) To Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606

1

Attention: General Counsel
Email address: JNAMLegal@jackson.com

b) To the Sub-Adviser:	Wellington Management Company LLP
Attention: Legal Services
280 Congress Street
Boston, Massachusetts 02210
Email address:
wellingtonrelationshipteam-jackson@wellington.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 26, 2021.

Jackson National Asset Management, LLC		Wellington Management Company LLP
By:	/s/ Emily J. Bennett	By:	/s/ Eric Tanaka
Name:	Emily J. Bennett	Name:	Eric Tanaka
Title:	AVP and Associate General Counsel	Title:	Managing Director

2

Schedule A

Dated April 26, 2021

Funds
JNL Multi-Manager Emerging Markets Equity Fund
JNL/WMC Balanced Fund
JNL/WMC Equity Income Fund
JNL/WMC Global Real Estate Fund
JNL/WMC Government Money Market Fund
JNL/WMC Value Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL Multi-Manager Emerging Markets Equity Fund
Average Daily Net Assets*	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Wellington Management Company LLP

JNL/WMC Equity Income Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	.300%
Over $500 Million	.280%

JNL/WMC Global Real Estate Fund
Average Daily Net Assets	Annual Rate
$0 to $250 Million	.400%
$250 Million to $750 Million	.350%
Over $750 Million	.300%

JNL/WMC Balanced Fund
Average Daily Net Assets	Annual Rate
Assets up to $5 Billion:
$0 to $200 Million	.270%
$200 Million to $400 Million	.250%
$400 Million to $2.5 Billion	.220%
$2.5 Billion to $5 Billion	.200%
Over $5 Billion	.180%
When assets exceed $5 Billion:
$0 to $5 Billion	.210%
Over $5 Billion	.160%

B-1

JNL/WMC Government Money Market Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion:	.040%*
$1 Billion to $4 Billion:	.025%*
Over $4 Billion:	.020%*

* The assets of the JNL/WMC Government Money Market Fund of JNL Series Trust and the assets of the JNL Government Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

JNL/WMC Value Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion	.250%
Over $1 Billion:	.200%

B-2